EXHIBIT 12.3

                           SOUTHWESTERN ELECTRIC POWER COMPANY
                            RATIO OF EARNINGS TO FIXED CHARGES
                        FOR THE TWELVE MONTHS ENDED MARCH 31, 1997
                                 (Thousands except Ratio)
                                       (Unaudited)


Operating Income                                             $137,808

Adjustments:
  Income taxes                                                 41,304
  Provision for deferred income taxes                          (4,063)
  Deferred investment tax credits                              (4,712)
  Utility plant development costs, net of tax                 (22,298)
  Other income and deductions                                    (264)
  Allowance for borrowed and equity funds
    used during construction                                    1,743
  Interest portion of financing leases                          1,391
                                                              -------
        Earnings                                             $150,909
                                                              =======
Fixed Charges:
  Interest on long-term debt                                 $ 43,609
  Amortization of debt issuance cost                            3,457
  Other interest                                                4,612
  Interest portion of financing leases                          1,391
                                                              -------

        Fixed Charges                                        $ 53,069
                                                              =======


Ratio of Earnings to Fixed Charges                               2.84
                                                              =======